Exhibit 4.10
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following is a summary description of common stock of Ekso Bionics Holdings, Inc. (the “Company” or “we,” “us” or “our”), which the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Nevada law, our articles of incorporation, as amended (“charter”) and our bylaws (“bylaws”). For a complete description of our common stock, we refer you to our charter and our bylaws, which are included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020.  The summary below is also qualified by provisions of applicable law.
DESCRIPTION OF COMMON STOCK
General
Under our charter, we are authorized to issue 141,428,571 shares of common stock, par value $0.001 per share.
Dividends. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.
Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election.
Pre-emptive Rights, Redemption, Conversion and Sinking Fund Provisions. The common stock is not entitled to pre-emptive rights and is not subject to conversion, redemption or sinking fund provisions.
Liquidation Rights. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.
Transfers. There are no restrictions on the transfer of our common stock except such restrictions as may be imposed by applicable securities laws.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “EKSO.”

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